As filed with the Securities and Exchange Commission on December 2, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Identix Incorporated
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2842496 (I.R.S. Employer Identification No.)
5600 Rowland Road, Suite 205
Minnetonka, Minnesota 55343
(Address of principal executive offices)

Nonemployee Directors Stock Award Plan
(Full title of the plan)

Mark S. Molina, Esq.
Chief Legal Officer & Secretary
Identix Incorporated
5600 Rowland Road, Suite 205
Minnetonka, Minnesota 55343
(Name and address of agent for service)
(952) 932-0888
(Telephone number, including area code, of agent for service)

Copy to:
Richard A. Peers
Heller Ehrman LLP
275 Middlefield Road
Menlo Park, California 94025
(650) 324-7000
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share	price	registration fee
Nonemployee Directors Stock Award Plan
Common Stock, $0.01 par value	50,000 Shares	$4.61 (2)	$230,500	$24.67
Common Stock, $0.01 par value	280,000 Shares	$4.885 (3)	$1,367,800	$146.36
TOTAL	330,000 Shares		$1,598,300	$171.03

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation with respect to issued shares is based upon the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on November 15, 2005, the date of grant.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued shares is based upon the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on November 28, 2005.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:
     (a) The registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), which contains audited financial statements for the registrant’s latest fiscal year ended June 30, 2005.
     (b) The registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed pursuant to Section 13 or 15(d) of the Exchange Act.
     (c) The registrant’s Current Report on Form 8-K filed on October 26, 2005.
     (d) The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on October 26, 2001, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.
Item 4. Description of Securities. Not applicable.
Item 5. Interests of Named Experts and Counsel. Not applicable.
Item 6. Indemnification of Directors and Officers.
     Pursuant to the Delaware General Corporation Law, the registrant has included in its Certificate of Incorporation provisions regarding the limitation of liability and indemnification of officers and directors of the registrant. Articles NINTH and TENTH of the registrant’s Certificate of Incorporation provide as follows:
     NINTH.
     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

     TENTH.
     A. RIGHT TO INDEMNIFICATION
     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before the amendment) against all expenses, liabilities and losses including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. However, the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by that person only if that action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The rights set forth in this Article TENTH shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be so indemnified.
     B. RIGHT OF CLAIMANT TO BRING SUIT
     If a claim under Paragraph A of this Article TENTH is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. However, the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     C. NON EXCLUSIVITY OF RIGHTS
     The rights conferred on any person by Paragraphs A and B of this Article TENTH shall not be exclusive of any other rights which such person may have or hereafter may acquire under any statute,

provision of the Certificate of Incorporation, by law, agreement, vote of stockholders or of disinterested directors, or otherwise.
     D. EXPENSES AS A WITNESS
     To the extent that any director, officer, employee, or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified and held harmless against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.
     E. INDEMNITY AGREEMENTS
     The corporation may enter into agreements with any director, officer, employee or agent of the corporation or any person who serves at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, providing for indemnification to the fullest extent permissible under the Delaware General Corporation Law and the corporation’s Certificate of Incorporation.
     F. EFFECT OF REPEAL OR MODIFICATION
     Any repeal or modification of this Article TENTH shall not adversely affect any right of indemnification or advancement of expenses of a director or officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any action or omission occurring before the repeal or modification.
     G. SEPARABILITY
     Each and every paragraph, sentence, term and provision of this Article TENTH is separate and distinct. If any paragraph, sentence, term or provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other such paragraph, sentence, term or provision. To the extent required in order to make any such paragraph, sentence, term or provision of this Article TENTH valid or enforceable, the corporation shall, and the indemnitee or potential indemnitee may, request a court of competent jurisdiction to modify the paragraph, sentence, term or provision in order to preserve its validity and provide the broadest possible indemnification permitted by applicable law.
     H. INSURANCE
     The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss of the type referred to in this Article TENTH, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.
     I. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION
     The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.
Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits.

Exhibit
Number

5.1	Opinion of Heller Ehrman LLP.

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (see p. II-6).

99.1	Identix Incorporated Nonemployee Directors Stock Award Plan.
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[Signature Pages Follow]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on December 2, 2005.

Identix Incorporated

By:	/s/ Joseph J. Atick

Joseph J. Atick
President, Chief Executive Officer and
Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph J. Atick and Mark S. Molina, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph J. Atick Joseph J. Atick	President, Chief Executive Officer and Director (Principal Executive Officer)	December 2, 2005

/s/ Elissa J. Lindsoe Elissa J. Lindsoe	Chief Financial Officer (Principal Financial and Accounting Officer)	December 2, 2005

/s/ Milton E. Cooper Milton E. Cooper	Chairman	December 2, 2005

/s/ Malcolm J. Gudis Malcolm J. Gudis	Director	December 2, 2005

/s/ John E. Haugo John E. Haugo	Director	December 2, 2005

/s/ John E. Lawler John E. Lawler	Director	December 2, 2005

/s/ George Latimer George Latimer	Director	December 2, 2005

INDEX TO EXHIBITS

Exhibit
Number

5.1	Opinion of Heller Ehrman LLP.

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (see p. II-6).

99.1	Identix Incorporated Nonemployee Directors Stock Award Plan.